------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                     Washington, D.C. 20549
------
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES




            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)
   Hutt         Peter     Barton             4/22/02                       Quick-Med Technologies, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   (Last)      (First)   (Middle)         3. IRS Identification         5. Relationship of Reporting       6. If Amendment, Date of
                                             Number of Reporting           Person(s) to Issuer                Original
                                             Person, if an entity          (Check all applicable)             (Month/Day/Year)
   1221 Pennsylvania Avenue                  (voluntary)
----------------------------------------                                   [X] Director    [ ] 10% Owner   7. Individual or Joint/
            (Street)                                                                                          Group Filing (Check
                                                                           [ ] Officer     [ ] Other          Applicable Line)
                                                                               (give title     (Specify
Washington, D.C.            20004                                               below)          below)
----------------------------------------                                                                      [X] Form filed by One
   (City)       (State)     (Zip)                                                                                 Reporting Person
                                                                                                              [ ] Form Filed By
                                                                                                                  More Than One
                                                                                                                  Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                      2. Amount of Securities       3. Ownership Form:                 4. Nature of Indirect
   (Instr. 4)                                Beneficially Owned            Direct (D) or                      Beneficial Ownership
                                             (Instr. 4)                    Indirect (I)                       (Instr. 5)
                                                                           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                           Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid CJMB control number.

FORM 3 (continued)
         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   2. Date Exercisable   3. Title and Amount of Securities   4. Conversion or   5. Ownership   6. Nature of
   Security                 and Expiration        Underlying Derivative Security      Exercise Price     Form of        Indirect
   (Instr. 4)               Date                  (Instr. 4)                          of Derivative      Derivative     Beneficial
                            (Month/Day/Year)                                          Security           Security:      Ownership
                                                                                                         Direct (D)     (Instr. 5)
                         --------------------------------------------------------                        or Indirect
                          Date    Expiration      Title                   Amount                         (I) (Instr. 5)
                          Exer-   Date                                      Or
                          cisable                                         Number
                                                                        of shares
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
Common Stock              4/22/02   4/22/05       Common Stock           150,000        (1)                   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(1) The exercise price of the options granted on March 25, 2002 is equal to 25%
of the average closing bid price of Quick-Med stock during the first 30 days after commencement of trading.

Explanation of Responses:


**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         /s/ PETER BARTON HUTT                     4/26/02
                                                                               -------------------------------           -------
                                                                               **Signature of Reporting Person            Date

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid CJMB control number.
                                                                                                                             Page 2